Exhibit 5.1
January 15, 2010
Henry Schein, Inc.
135 Duryea Road
Melville, New York 11747
Re:      Henry Schein, Inc.
Ladies and Gentlemen:
     We are acting as counsel to Henry Schein, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 10,322,000 shares (the “Shares”) of the common stock, par value $.01, of the Company (the “Common Stock”) reserved for issuance under the Henry Schein, Inc. 1994 Stock Incentive Plan, Amended and Restated Effective as of March 27, 2007, as further amended from time to time through the date hereof, and the Henry Schein, Inc. 1996 Non-Employee Director Stock Incentive Plan, Amended and Restated Effective as of May 25, 2004, as further amended from time to time through the date hereof (together, the “Plans”).
     We have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper or necessary as a basis for rendering this opinion.
     Based upon and subject to the foregoing, we are of the opinion that the Shares will be, when issued in accordance with the respective provisions of the Plans and, if applicable, the options granted thereunder (including payment of the option exercise prices provided for therein), validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Proskauer Rose LLP